Exhibit 99.1

Avnet Names Ernest Maddock to Its Board of Directors

PHOENIX – August 25, 2021 – Avnet (NASDAQ: AVT) has appointed industry leader Ernest Maddock to the company's board of directors, effective immediately. Mr. Maddock’s will serve on the board’s Audit and Finance Committees.

Mr. Maddock brings extensive technology industry knowledge and financial experience. He retired from Micron Technology in 2018, having held the position of Chief Financial Officer and advisor. He previously served as CFO at Riverbed Technology (2013-2015) and LAM Research Corporation (2008-2013). In addition, he held various financial and accounting positions throughout his 40-plus year career, including with NCR Corp. and Lockheed Martin.

“Ernie brings expertise from a long-established financial career in the technology industry, and is a welcome addition to our board as we continue strengthening our corporate governance,” said Rodney C. Adkins, chairman of the board of Avnet. "We look forward to his added guidance as Avnet further grows our global business in our Centennial year and beyond.”

Mr. Maddock serves on the board of Ultra Clean Holdings, Inc., a developer and supplier of critical subsystems for the semiconductor capital equipment industry focusing on gas delivery systems.

He holds an MBA from Georgia State University and a bachelor’s in industrial management from the Georgia Institute of Technology.

About Avnet

As a leading global technology distributor and solutions provider, Avnet has served customers’ evolving needs for an entire century. We support customers at each stage of a product’s lifecycle, from idea to design and from prototype to production. Our unique position at the center of the technology value chain enables us to accelerate the design and supply stages of product development so customers can realize revenue faster. Decade after decade, Avnet helps its customers and suppliers around the world realize the transformative possibilities of technology. Learn more about Avnet at www.avnet.com. (AVT_IR)

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